Exhibit 10.1

COMMITTED EQUITY FORWARD PURCHASE AGREEMENT

between

Z SQUARED INC.

a Delaware corporation (Nasdaq: ZSQR)

and

DATA PART CAPITAL/ LUCENTHASH

a trading name of Translucent Matter Inc., BVI entity no. 2128804

Total Commitment: $50,000,000 Dated as of May 29, 2026

CONFIDENTIAL — NOT FOR DISTRIBUTION

THIS COMMITTED EQUITY FORWARD PURCHASE AGREEMENT (this "Agreement"), dated as of the date last signed below (the "Effective Date"), is entered into between Z Squared, Inc., a Delaware corporation (Nasdaq: ZSQR) (the "Company" or "Issuer"), and LucentHash / Data Part Capital, a trading name of Translucent Matter Inc., a BVI entity (registration no. 2128804) (the "Purchaser" or "Investor").

All monetary amounts are expressed and payable in United States Dollars. Any required conversion from a foreign currency shall be made at the U.S. Federal Reserve spot rate on the applicable settlement date.

ARTICLE I. SUMMARY OF TERMS

The following table summarizes the principal economic and structural terms. Detailed provisions are set forth in the Articles that follow.

Term	Description
Total Commitment	$50,000,000.00
Draw Minimum	$50,000 per draw
Draw Maximum	$5,000,000 per 14-calendar-day window
Draw Frequency	No more than one draw notice per 14 calendar days

Pricing	95% of the 5-day VWAP following draw notice delivery
Floor Price	$5.00 per share. Any Pricing Period Day on which ZSQR closes below the Floor Price is excluded from the VWAP calculation; if all 5 days close below the Floor Price, the draw is cancelled and may be resubmitted. Purchaser may waive the Floor Price within 2 business days of any draw notice. After 3 consecutive cancelled draws, Purchaser may elect to reset the Floor Price or terminate. See Articles II and III-B.
Purchaser Lockup	9 months from each issuance date (contractual; Section 4(a)(2) exempt)
Beneficial Ownership Cap	19.99% of outstanding shares
Exchange Cap	Aggregate issuances under this Agreement (including Commitment Fee Shares and warrant shares) capped at 19.99% of Common Stock outstanding immediately before signing, unless shareholder approval is obtained under Nasdaq Listing Rule 5635(d). See Article II.
Commitment Period	18 months from the Closing Date; one mutual 12-month extension option upon 30 days' notice before expiration
Commitment Fee	1% of the Total Commitment ($500,000), payable in five equal installments of $100,000 at each of the first five draw closings, each priced at the closing price of ZSQR common stock on the trading day immediately preceding the applicable draw notice date
Company Termination	30 days' written notice; no fee. Immediate termination right after month 12 if ZSQR trades above $15.00 for 20 consecutive trading days.
Forced Termination	Automatic upon ZSQR trading above $24.00 for 30 consecutive trading days — no party action required
Conversion Feature	After month 12 only (12-month blackout); Purchaser may convert unfunded commitment into 5-year warrants on 5 business days' notice at an exercise price equal to ninety-five percent (95%) of the volume-weighted average price ("VWAP") of the Company's Common Stock on the Nasdaq Global Markets for the twenty (20) consecutive trading days.
Registration Rights	Demand registration at 9-month anniversary; S-1 or S-3 filed within 30 days of demand
Settlement	T+1 from close of Pricing Period; DVP exchange via Continental Stock Transfer & Trust
Governing Law	Delaware

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ARTICLE I-A. DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below. Terms defined in the singular include the plural and vice versa. Where a definition cross-references a substantive Article or Section, that Article or Section controls in any conflict.

"20-Day VWAP". means the volume-weighted average price of ZSQR common stock over the 20 trading days ending on (and including) the date of calculation, determined using the methodology set forth in Article II and used as the reference price for Floor Price reset elections under Article III-B.

"Absolute Floor". means $3.00 per share. No reset under Article III-B may reduce the Floor Price below the Absolute Floor, regardless of market conditions or the number of prior resets.

"Agreement". has the meaning set forth in the preamble.

"Closing Date". means the date on which this Agreement is executed by both parties

"Code". means the Internal Revenue Code of 1986, as amended.

"Commitment" or "Total Commitment". means the $50,000,000 maximum aggregate funding capacity available to the Company over the Commitment Period. The Total Commitment is a capacity ceiling, not a single binding obligation to purchase a fixed number of shares at a fixed price. See also Section 13.2.

"Commitment Fee". has the meaning set forth in Section 3.1.

"Commitment Fee Shares". has the meaning set forth in Section 3.1.

"Commitment Period". means the 18-month period commencing on the Closing Date, subject to one mutual extension of up to 12 additional months upon 30 days' prior written notice before expiration.

"Company" or "Issuer". means Z Squared, Inc., a Delaware corporation (Nasdaq: ZSQR), together with its successors and permitted assigns.

"Conversion Blackout Period". has the meaning set forth in Section 3.2.

"Draw Amount". means the dollar amount specified in a draw notice, which shall be no less than $50,000 and no more than $5,000,000 per draw.

"Election Window". means the 30-calendar-day period beginning on the date the third consecutive Floor-Cancelled Draw is cancelled, during which Purchaser may exercise its reset or termination right under Article III-B.

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"Events of Default". has the meaning set forth in Section 5.7.

"Exchange Act". means the Securities Exchange Act of 1934, as amended.

“Exchange Cap”. has the meaning set forth in Section 2.10.

"FDAP". means fixed or determinable annual or periodical income subject to withholding under Chapter 3 of the Code. See Article XIII.

"Floor-Cancelled Draw". means a draw notice cancelled in its entirety because all five days of the applicable Pricing Period closed below the Floor Price without any Purchaser waiver. See Article III-B.

"Floor Price". initially means $5.00 per share, subject to reset pursuant to Article III-B. Closing prices below the Floor Price are excluded from the VWAP calculation for any Pricing Period in which the Floor Price applies.

"Floor Termination Effective Date". means the date that is 10 business days following delivery of a Purchaser termination notice under Article III-B, on which this Agreement terminates if no counterproposal has been accepted as of that date.

"Forced Termination Trigger". has the meaning set forth in Section 10.3.

"Independent Forward Purchase". has the meaning set forth in Section 13.1.

"Losses". means losses, claims, damages, liabilities, costs, and expenses of any kind, including reasonable attorneys' fees and disbursements.

"MAC" or "Material Adverse Change". has the meaning set forth in Section 3A.1.

"MAC Notice". has the meaning set forth in Section 3A.3.

"MAC Response". has the meaning set forth in Section 3A.3.

"Pricing Period". means the 5 consecutive trading days beginning on (and including) the first trading day after delivery of a draw notice, during which the VWAP is calculated.

"Prohibited Hedging Transactions". has the meaning set forth in Section 5.6.

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"Proposed Reset Price". means a new Floor Price proposed by Purchaser in a reset election notice under Section 3B.2. The Proposed Reset Price must be at least 75% of the 20-Day VWAP as of the election date and not less than the Absolute Floor.

"Purchase Price". means, for any given draw, 95% of the VWAP of ZSQR common stock over the applicable Pricing Period.

"Purchaser" or "Investor". means LucentHash / Data Part Capital, a trading name of Translucent Matter Inc., a BVI entity (no. 2128804), and its successors and permitted assigns.

“Restricted Period". has the meaning set forth in Section 5.6.

“Revocation Notice". has the meaning set forth in Section 4.5. “SEC". means the U.S. Securities and Exchange Commission.

"Securities Act". means the Securities Act of 1933, as amended.

“Standing Authorization". has the meaning set forth in Section 4.5.

“USRPHC". means a U.S. real property holding corporation within the meaning of Section 897(c) of the Code. See Section 13.4.

“VWAP". means the volume-weighted average price of ZSQR common stock for a given trading day or period, as calculated under Article II. For purposes of any draw, Pricing Period days on which the closing price falls below the Floor Price are excluded from the VWAP calculation unless Purchaser has waived the Floor Price for that draw.

ARTICLE II. DRAW MECHANICS

The Company may access the Commitment through periodic draw notices subject to the mechanics set forth in this Article II. The Continental Standing Instruction Letter (Exhibit B) pre-authorizes Continental Stock Transfer & Trust Company to process each conforming draw without requiring a separate instruction letter, officer signature, or legal opinion per draw.

Section 2.1 Draw Notice. The Company shall deliver written notice to Purchaser specifying the dollar amount of the draw, which must be at least $50,000 and no more than $5,000,000. Each notice must be signed by at least two officers of the Company. The Board of Directors shall authorize all draws under this facility at Closing pursuant to the Standing Authorization (see Section 4.5), and that authorization remains effective for the full Commitment Period unless properly revoked in accordance with Section 4.5. Any draw notice properly submitted before the effective date of a revocation shall be honored and settled in full, including any Pricing Period then in progress at the time the Revocation Notice is delivered.

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Section 2.2 Pricing Period. The Pricing Period for each draw consists of the 5 consecutive trading days beginning on the trading day after the draw notice is delivered. The VWAP over that period is used to calculate the Purchase Price for that draw.

Section 2.3 Purchase Price. The Purchase Price for each draw is 95% of the VWAP of ZSQR common stock over the applicable Pricing Period, calculated in accordance with this Article II.

Section 2.4 Floor Price Protection. Any Pricing Period Day on which ZSQR common stock closes below the then current Floor Price is excluded from the VWAP calculation. If all 5 Pricing Period days close below the Floor Price, the draw is cancelled and may be resubmitted by the Company. Notwithstanding the foregoing, Purchaser may waive the Floor Price for any draw by delivering written notice within 2 business days of the draw notice; upon such waiver, all Pricing Period days are included in the VWAP regardless of closing price and the cancellation provision does not apply. If 3 consecutive draw notices are each cancelled in their entirety due to sub-floor closing prices without any Purchaser waiver, Purchaser shall have the right to elect either a Floor Price reset or termination of this Agreement under Article III-B.

Section 2.5 Share Calculation. The number of shares issuable on each draw equals the Draw Amount divided by the applicable Purchase Price, rounded down to the nearest whole share.

Section 2.6 Settlement. Settlement occurs on a T+1 reasonable best efforts basis following the final day of the Pricing Period. The Company shall instruct Continental to issue shares to Purchaser; Purchaser shall simultaneously wire the full cash purchase price. Settlement is on a delivery versus payment basis.

Section 2.7 Draw Frequency. No more than one draw notice may be outstanding or pending at any time. A minimum of 14 calendar days must elapse between the delivery of successive draw notices, measured from the date of each prior draw notice.

Section 2.8 Beneficial Ownership Cap. Purchaser shall not be entitled to receive any shares under a draw or upon any issuance or exercise of warrants issued or issuable hereunder (including pursuant to Section 3.2 and Section 5.8) to the extent that the issuance would cause Purchaser and its affiliates, taken together, to beneficially own more than 19.99% of ZSQR's then-outstanding shares of common stock. Any portion of a draw or warrant exercise that would cause Purchaser to exceed the cap is deemed cancelled or reduced to the extent of such excess; the Company may resubmit a reduced draw for the permissible amount, and any unexercised portion of a warrant shall remain exercisable to the extent the cap is not then exceeded.

Section 2.9 MAC Suspension Right. Purchaser has no obligation to fund any draw if a Material Adverse Change has occurred and is continuing as of the draw notice date or at any point during the Pricing Period. To exercise this right, Purchaser must deliver written notice of MAC suspension within 2 business days of the draw notice. A draw suspended under this Section 2.9 may be resubmitted by the Company after the MAC is cured, subject to a minimum of 14 calendar days having elapsed from the date of the suspended draw notice, measured in accordance with Section 2.7. The full MAC definition and cure mechanics are set forth in Article III-A.

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Section 2.10 Exchange Cap. Notwithstanding any other provision of this Agreement to the contrary, the aggregate number of shares of Common Stock issued or issuable to Purchaser under this Agreement (including, without limitation, all shares issued or issuable pursuant to draws under Article II, all Commitment Fee Shares issued pursuant to Section 3.1, and all shares of Common Stock issued or issuable upon exercise of any warrants issued or issuable to Purchaser hereunder, including pursuant to Section 3.2 (Conversion Feature) and Section 5.8 (Default Remedies)) shall not exceed that number of shares equal to 19.99% of the shares of Common Stock issued and outstanding immediately prior to the execution of this Agreement (the “Exchange Cap”), unless and until the Company has obtained the approval of its shareholders for the issuance of shares of Common Stock under this Agreement in excess of the Exchange Cap in accordance with the applicable rules of the Nasdaq Stock Market, including Nasdaq Listing Rule 5635(d). Any draw notice, warrant issuance, or warrant exercise that, when aggregated with all prior issuances and issuable shares under this Agreement, would result in the aggregate number of shares issued or issuable to Purchaser exceeding the Exchange Cap shall be deemed cancelled or automatically reduced to the extent of such excess, and any portion of any draw deemed cancelled or reduced under this Section 2.10 may be resubmitted by the Company only to the extent of capacity remaining under the Exchange Cap (or, following shareholder approval, without further regard to the Exchange Cap). The Company shall include the proposal for shareholder approval contemplated by this Section 2.10 in the proxy statement for its next annual meeting of shareholders following the Closing Date, or such earlier meeting as the Company may in its discretion elect, and shall use commercially reasonable efforts to obtain such approval. This Section 2.10 operates independently of, and in addition to, the Beneficial Ownership Cap set forth in Section 2.8.

ARTICLE III-A. MATERIAL ADVERSE CHANGE

Section 3A.1 Definition. "Material Adverse Change" or "MAC" means any event, development, circumstance, condition, change, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, liabilities, operations, or results of operations of the Company and its subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or to timely issue and deliver shares upon settlement of any draw. Without limiting the foregoing, a MAC shall be deemed to have occurred if any of the following exists or has occurred since the most recent draw closing (or, for the first draw, since the Closing Date):

(i)   the Company has filed for, or had filed against it, a voluntary or involuntary petition in bankruptcy, made a general assignment for the benefit of creditors, or had a receiver or trustee appointed over all or substantially all of its assets;

(ii)  the Company has received a notice of delisting, a suspension of trading, or a Staff Determination letter from Nasdaq, or ZSQR common stock has been halted from trading for more than 5 consecutive trading days for any reason other than a Company-requested halt pending a material announcement;

(iii)  the Company has received a "going concern" qualification or emphasis-of-matter paragraph from its independent registered public accountants in connection with any audited or reviewed financial statements;

(iv)   the Company's unrestricted cash has declined below $1,000,000 as reflected in any SEC filing or written communication to Purchaser;

(v)  a governmental or regulatory authority has issued a cease-and-desist order, stop order, injunction, or similar order against the Company that materially impairs its ability to conduct business or issue securities;

(vi)   one or more of the Company's co-Chief Executive Officers, Chief Financial Officer, or Chief Operating Officer has departed and has not been replaced within 60 days; or

(vii)  the Company has restated, or publicly announced an intention to restate, any financial statements for any fiscal period ending within the 24 months preceding the applicable draw notice.

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Section 3A.2 MAC Exclusions. "MAC" shall not include any event, development, or effect attributable to: (a) general economic, financial market, or geopolitical conditions, provided they do not disproportionately affect the Company relative to other industry participants; (b) changes in applicable law, regulation, or GAAP, provided they do not disproportionately affect the Company; (c) acts of war, terrorism, natural disasters, or pandemics, provided they do not disproportionately affect the Company; (d) changes in the trading price or volume of ZSQR common stock standing alone (it being understood that the underlying cause of any such change may itself constitute a MAC); or (e) any action taken by the Company at Purchaser's written request or with Purchaser's prior written consent.

Section 3A.3 MAC Suspension Mechanics. If Purchaser in good faith believes a MAC has occurred and is continuing upon receipt of a draw notice, Purchaser shall, within 2 business days, deliver written notice to the Company specifying in reasonable detail the basis for that determination (a "MAC Notice"). Delivery of a MAC Notice suspends Purchaser's funding obligation for the applicable draw, which is deemed withdrawn without prejudice to the Company's right to resubmit. The Company then has 10 business days to deliver a written response disputing the MAC and providing supporting documentation (a "MAC Response"). If the parties cannot resolve the dispute within 15 business days of the MAC Notice, either party may submit it to the Court of Chancery of the State of Delaware for expedited resolution; Purchaser's funding obligation remains suspended pending that resolution. A MAC is deemed cured when the condition no longer exists and the Company has provided written certification with reasonable supporting documentation — except that the triggers in clauses (i) and (ii) above (bankruptcy and Nasdaq delisting/suspension) are not curable and shall constitute Events of Default under Article V.

ARTICLE III-B. FLOOR PRICE RESET AND TERMINATION RIGHT

Section 3B.1 Trigger. If 3 consecutive draw notices are each cancelled because all 5 Pricing Period days closed below the then-current Floor Price without any Purchaser waiver (each such cancelled draw, a "Floor-Cancelled Draw"), Purchaser shall have the right, exercisable during the 30-calendar-day Election Window following cancellation of the third such draw, to elect either (i) a Floor Price reset under Section 3B.2 or (ii) termination under Section 3B.3. The consecutive count resets to zero upon (a) any funded draw, (b) any draw for which Purchaser delivers a Floor Price waiver, or (c) any draw cancelled due to a MAC suspension. If Purchaser does not deliver a written election within the Election Window, the right lapses with respect to that sequence, without prejudice to a new right arising upon a subsequent sequence of 3 consecutive Floor-Cancelled Draws.

Section 3B.2 Floor Price Reset. If Purchaser elects a reset, Purchaser's election notice shall specify the Proposed Reset Price. The Proposed Reset Price must be no less than 75% of the 20-Day VWAP as of the election date and no less than the Absolute Floor. The Company has 5 business days to accept or reject the Proposed Reset Price in writing. Acceptance amends the Floor Price effective as of the acceptance date, and the parties shall execute a written amendment memorializing the change within 3 business days. Rejection or failure to respond within 5 business days is deemed a Company election to proceed under Section 3B.3; Purchaser may then, within 15 business days, elect to terminate or waive its termination right and allow the Agreement to continue at the existing Floor Price. Not more than 2 Floor Price resets may occur during the Commitment Period, and the Floor Price may never be reset below the Absolute Floor.

Section 3B.3 Termination Election. If Purchaser elects termination, Purchaser shall deliver written notice within the Election Window, or within 15 business days of a Company rejection under Section 3B.2, as applicable. Termination takes effect on the Floor Termination Effective Date, which is 10 business days after delivery of the termination notice. During those 10 business days, the Company may deliver a counterproposal setting forth a revised Floor Price at or above the Absolute Floor. If Purchaser accepts in writing within 5 business days of receipt, the termination notice is withdrawn, and the Agreement continues at the counter-proposed Floor Price. If no counterproposal is delivered, or Purchaser does not accept within 5 business days, the Agreement terminates on the Floor Termination Effective Date. Upon any termination under this Article III-B: (i) no further draw notices may be submitted; (ii) the unfunded Commitment is extinguished without termination fee or breakage payment; (iii) all previously issued shares and their lockup periods remain in full force; (iv) registration rights under Article VII survive; (v) indemnification obligations under Article XI survive; and (vi) the No-Hedging Covenant in Section 5.6 remains in effect through the end of the Restricted Period.

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Section 3B.4 No Penalty. Termination under this Article III-B does not constitute a breach by either party, and no termination fee, penalty, or liquidated damages are owed solely by reason of such termination. The parties acknowledge that this termination right is a negotiated term reflecting the economic reality that neither party benefits from a committed equity forward when the issuer's stock persistently trades below the Floor Price. Nothing in this Section 3B.4 limits either party's right to pursue remedies for breaches of representations, warranties, or covenants occurring before the termination effective date.

ARTICLE III. COMMITMENT FEE AND CONVERSION FEATURE

Section 3.1 Commitment Fee. As partial consideration for Purchaser's commitment to fund draws over the Commitment Period, the Company shall pay to Purchaser a commitment fee equal to 1% of the Total Commitment ($500,000) (the "Commitment Fee"), payable in five equal installments of $100,000 each at the closing of each of the first five draws. Each installment shall be paid in shares of ZSQR common stock (the "Commitment Fee Shares"), with the number of shares for each installment determined by dividing $100,000 by the closing price of ZSQR common stock on the trading day immediately preceding the applicable draw notice date. If fewer than five draws are made during the Commitment Period, any unpaid installments of the Commitment Fee shall be forfeited and no further obligation with respect thereto shall be owed by the Company. The Commitment Fee Shares issued at each draw closing are subject to the 9-month contractual lockup that applies to all shares issued under this Agreement.

Section 3.2 Conversion Feature. Purchaser may not elect to convert the unfunded Commitment into warrants during the first 12 months following the Closing Date (the "Conversion Blackout Period"). After expiration of the Conversion Blackout Period, Purchaser may, on not less than 5 business days' prior written notice to the Company, elect to convert all or any portion of the remaining unfunded Commitment into 5-year warrants to purchase ZSQR common stock at an exercise price equal to 95% of the 5-day VWAP as of the election date. The Conversion Blackout Period is intended to preserve the Company's full access to the committed capital during the first year of the facility.

ARTICLE IV. LOCKUP, SECURITIES LAW COMPLIANCE, AND STANDING AUTHORIZATION

Section 4.1 Contractual Lockup. All shares issued to Purchaser under this Agreement — including Commitment Fee Shares and any shares issued upon warrant exercise — are subject to a contractual lockup of 9 months from the issuance date of each tranche. Purchaser shall not sell, transfer, pledge, hypothecate, or otherwise dispose of such shares during the applicable lockup period. This lockup is contractual in nature and supplements (rather than replaces) any applicable restrictions under the securities laws.

Section 4.2 Section 4(a)(2) Exemption. All share issuances under this Agreement are intended to be exempt from registration under Section 4(a)(2) of the Securities Act and Regulation D thereunder. Purchaser represents and warrants that it is an "accredited investor" as defined under Rule 501(a) and is acquiring the shares solely for its own account for investment, not with a view to distribution.

Section 4.3 No ELOC Characterization. This Agreement shall not be described or referenced as an "equity line of credit," "ELOC," or any substantially similar term in any public filing, press release, or investor communication. The parties acknowledge that this instrument is a committed forward purchase agreement with restricted securities and a contractual lockup, and shall be described consistently with that characterization in all 8-K filings, registration statements, and investor materials.

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Section 4.4 Beneficial Ownership Cooperation. The 19.99% cap is designed to ensure that no draw or series of draws causes Purchaser and its affiliates collectively to exceed 19.99% of ZSQR's outstanding shares:

(a)  Share Count Verification. No later than 2 business days before each draw notice, the Company shall deliver to Purchaser a written certification, signed by the CFO, of the total number of shares of ZSQR common stock then issued and outstanding. The Company shall promptly notify Purchaser of any issuance, repurchase, or cancellation that would materially affect Purchaser's beneficial ownership percentage.

(b)  Schedule 13D/13G Cooperation. Within 2 business days of any written request, the Company shall provide Purchaser with (i) total shares outstanding, (ii) a list of all registered holders as reflected in the transfer agent's records, and (iii) any other information reasonably needed to prepare a Schedule 13D, 13G, or amendment. The Company shall not take any action designed to hinder or delay Purchaser's ability to make any required beneficial ownership filing.

(c)  Section 16 Cooperation. If Purchaser becomes a beneficial owner of more than 10% of ZSQR's outstanding common stock or is otherwise subject to Section 16, the Company shall, within 1 business day of any written request, provide all information reasonably required for Purchaser to prepare and timely file Forms 3, 4, and 5 — including the Company's EDGAR CIK, the ZSQR CUSIP, total shares outstanding, and applicable per-share prices.

(d)  Legal Fee Reimbursement. The Company shall reimburse Purchaser for reasonable, documented outside legal fees incurred solely in connection with (i) any Schedule 13D or 13G filing required as a result of shares received hereunder, (ii) any Form 3, 4, or 5 required under Section 16(a), and (iii) any SEC staff inquiry directed solely to Purchaser's beneficial ownership of ZSQR shares received under this Agreement. The aggregate reimbursement obligation shall not exceed $25,000 per calendar year. Reimbursement is due within 30 days of receipt of reasonably detailed invoices.

Section 4.5 Standing Authorization. At or prior to Closing, the Board of Directors shall adopt a unanimous written consent or board resolution (a) authorizing the execution and delivery of this Agreement and all Exhibits, (b) authorizing the issuance of all shares issuable hereunder up to the reserve required by Article VI, and (c) pre-authorizing all draw settlements for the full Commitment Period without requiring further individual board action on a per-draw basis (the "Standing Authorization"). The Standing Authorization remains in full force throughout the Commitment Period unless properly revoked — but revocation is not effective unless: (i) the Company delivers to Purchaser at least 10 business days' prior written notice identifying the intended revocation date and the authorizing board action (a "Revocation Notice"); (ii) no draw notice is then outstanding or in a Pricing Period at the time the Revocation Notice is delivered (if a draw is in progress, the Revocation Notice is deemed delivered on the first business day after settlement or cancellation of that draw); and (iii) the Revocation Notice is accompanied by a certification by the CEO, that the revocation is not being effected to frustrate or delay Purchaser's rights. Any purported revocation not satisfying these conditions is void. The parties agree that the Standing Authorization and the 10-day notice requirement are material inducements to Purchaser's entry into this Agreement, and breach of this Section 4.5 constitutes an Event of Default.

Section 4.6 Confidentiality and Public Disclosure.

(a)  Form 8-K Obligation. The Company shall file a Current Report on Form 8-K disclosing the execution of this Agreement and its material terms within 4 business days of execution. Draw activity under this Agreement shall be disclosed, to the extent required by applicable law, in the Company's periodic reports filed with the SEC (including its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K) in accordance with the Company's ordinary course reporting practices. No separate Form 8-K shall be required solely by reason of any individual draw settlement.

(b)  Purchaser Review Right. The Company shall provide Purchaser with drafts of the Form 8-K and press release required by Section 4.6(a) above.. Purchaser may provide written comments within 1 business day. The Company shall give those comments good-faith consideration but retains final editorial control, subject to the No ELOC covenant in Section 4.3.

(c)  No ELOC Covenant. Consistent with Section 4.3, this Agreement shall not be described as an "equity line of credit," "ELOC," "committed equity facility," "equity line," or any substantially similar term in any SEC filing, prospectus, press release, or investor presentation. Any breach of this covenant entitles Purchaser to demand immediate correction and to suspend further draw notices until the correction is confirmed in writing.

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ARTICLE V. PROTECTIVE TERMS AND COVENANTS

Section 5.1 Anti-Dilution. Any warrants issued to Purchaser under this Agreement shall carry weighted average broad-based anti-dilution protection on the applicable conversion price. Full ratchet anti-dilution protection shall apply to any Company issuance priced at a discount of more than 25% to the then-current conversion price.

Section 5.2 Intentionally left blank

Section 5.3 Right of First Offer. If the Company proposes to issue any committed equity facility (used herein as a description of instrument type only, and not as a characterization of this Agreement), equity line of credit, or similar draw-down instrument to a third party during the Commitment Period, the Company shall first deliver written notice to Purchaser describing the proposed terms. Purchaser has 5 business days to submit a binding written commitment not merely a term sheet match to fund on substantially equivalent terms. If Purchaser does not submit a binding commitment in time, the Company may proceed with the third party on no terms more favorable than those offered to Purchaser. The ROFO does not apply to: (a) registered direct offerings; (b) underwritten public offerings; (c) PIPE transactions; (d) acquisition-related issuances; or (e) any offering by Roth Capital Partners LLC or its affiliated entities.

Section 5.4 Legend Removal. The Company shall instruct Continental Stock Transfer & Trust Company to remove or correct any restrictive legend on ZSQR shares issued hereunder within 3 business days of any applicable removal condition being satisfied.

Section 5.5 Negative Covenants. During the Commitment Period, without Purchaser's prior written consent, the Company shall not: (a) subject to Section 5.3, enter into any additional equity line of credit, ELOC, or committed equity facility with any third party;. provided that the foregoing shall not apply to any warrant issuance made pursuant to Section 5.8. The foregoing shall not apply to: (a) registered direct offerings; (b) underwritten public offerings; (c) PIPE transactions; (d) acquisition-related issuances; or (e) any offering by Roth Capital Partners LLC under its existing engagement agreement with the Company.

Section 5.6 No-Hedging Covenant. From and after the date of this Agreement through 18 months following the final settlement of all shares issued hereunder (the "Restricted Period"), Purchaser shall not, directly or indirectly: (a) establish or maintain any short position in ZSQR common stock, including any short sale under Regulation SHO or any economically equivalent transaction; (b) enter into any swap, forward sale, total return swap, or other derivative that transfers the economic exposure of Company securities ownership to any third party; (c) purchase or sell any put or call option on ZSQR securities; (d) enter into any prepaid variable forward contract or equity monetization arrangement with respect to ZSQR securities; (e) enter into any collar or combination of options designed to limit downside or cap upside on ZSQR securities; or (f) lend or hypothecate ZSQR securities to facilitate a third-party short sale or hedging transaction (collectively, "Prohibited Hedging Transactions"). Any breach of this covenant (i) constitutes an Event of Default and (ii) entitles the Company to seek specific performance, monetary damages being an inadequate remedy. This Section 5.6 does not prohibit Purchaser from exercising warrants received hereunder or selling shares hereunder following expiration of the applicable 9-month lockup in a bona fide arm's-length transaction unaccompanied by any Prohibited Hedging Transaction.

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Section 5.7 Default.

(a) Company Events of Default. Each of the following constitutes a Company Event of Default: (i) failure by the Company to issue and deliver shares within T+3 of any draw settlement date; (ii) any material misrepresentation or breach of warranty by the Company; (iii) Nasdaq delisting or trading suspension of ZSQR common stock; (iv) voluntary or involuntary bankruptcy, insolvency, or general assignment for the benefit of creditors by the Company; (v) any change of control of the Company without Purchaser's prior written consent; or (vi) occurrence of a MAC not cured within 30 days of written notice from Purchaser.

(b) Purchaser Events of Default. Each of the following constitutes a Purchaser Event of Default: (i) failure by Purchaser to deliver the full Purchase Price in immediately available funds within T+3 of the settlement date for any draw that has not been properly suspended under Section 2.9 or cancelled under Article II or Article III-B; (ii) any material misrepresentation or breach of warranty by Purchaser, including without limitation any material misrepresentation as to Purchaser's status as an accredited investor under Rule 501(a) of the Securities Act or as a non-U.S. person within the meaning of Section 7701(a)(30) of the Code; (iii) any breach by Purchaser of the No-Hedging Covenant set forth in Section 5.6; (iv) any breach by Purchaser of the contractual lockup set forth in Section 4.1, including any sale, transfer, pledge, hypothecation, or other disposition of shares prior to expiration of the applicable lockup period; (v) voluntary or involuntary bankruptcy, insolvency, receivership, or general assignment for the benefit of creditors by Purchaser, or the commencement of any analogous proceeding under BVI law or any other applicable insolvency regime; (vi) failure by Purchaser to deliver or maintain a valid IRS Form W-8BEN-E as and when required by Section 13.3, where such failure is not cured within 5 business days after written notice from the Company and results in the Company incurring withholding or tax liability; (vii) any action by Purchaser that constitutes a "distribution" of shares under the Securities Act in violation of Section 9.2(e); or (viii) Purchaser, or any person known by Purchaser to be a beneficial owner of 10% or more of Purchaser, being listed on the U.S. Treasury Department's Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List (or any successor list), or becoming the subject of comprehensive U.S. or other applicable sanctions that would render the Company's continued performance under this Agreement unlawful.

(c) Event of Default Defined. As used in this Agreement, "Event of Default" means any Company Event of Default or Purchaser Event of Default. References elsewhere in this Agreement to an "Event of Default" without further qualification shall be construed by context to refer to the Event of Default of the party whose performance or breach is at issue.

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Section 5.8 Default Remedies.

(a) Purchaser Remedies upon Company Event of Default. Upon the occurrence and continuance of a Company Event of Default, Purchaser may, at its election: (i) suspend the submission of further draw notices for so long as the Company Event of Default continues; (ii) convert the entire unfunded balance of the Commitment into 5-year warrants to purchase ZSQR common stock, with the exercise price set at the lower of (A) the then-current Floor Price or (B) the VWAP of ZSQR common stock for the 5 trading days immediately preceding the conversion election date, provided that any shares issuable upon exercise of such warrants shall remain subject to the Exchange Cap set forth in Section 2.10 until shareholder approval has been obtained in accordance therewith; (iii) terminate this Agreement in accordance with Section 10.2; or (iv) pursue any other remedy available at law or in equity, subject to Article XI (Indemnification) and Article XII (General Provisions).

(b) Company Remedies upon Purchaser Event of Default. Upon the occurrence and continuance of a Purchaser Event of Default, the Company may, at its election: (i) suspend the Company's obligation to honor any then-pending or subsequent draw notice, and suspend the running of the Commitment Period, for so long as the Purchaser Event of Default continues; (ii) terminate this Agreement upon 10 business days' prior written notice to Purchaser if the Purchaser Event of Default has not been cured within such period, provided that termination shall be effective immediately upon written notice, without any cure period, where the Purchaser Event of Default arises under Section 5.7(b)(v) (Purchaser insolvency) or Section 5.7(b)(viii) (sanctions); (iii) seek specific performance of Purchaser's funding obligations under Article II, the parties acknowledging that monetary damages alone would be inadequate; (iv) recover monetary damages, including without limitation any breakage costs, replacement-financing costs, and reasonable attorneys' fees and disbursements incurred in connection with the Purchaser Event of Default; (v) for any breach of Section 4.1 (Contractual Lockup) or Section 5.6 (No-Hedging Covenant), seek (A) injunctive relief and specific performance, without the requirement to post bond or other security, (B) disgorgement of any profits, proceeds, or other economic benefit realized by Purchaser, its affiliates, or any counterparty to a Prohibited Hedging Transaction in connection with the prohibited transaction, and (C) reasonable attorneys' fees and costs incurred in obtaining such relief; or (vi) pursue any other remedy available at law or in equity, subject to Article XI (Indemnification) and Article XII (General Provisions). The Company shall have no obligation to issue further shares hereunder during the continuance of any Purchaser Event of Default. Notwithstanding any termination under this Section 5.8(b), (x) the contractual lockup under Section 4.1, the No-Hedging Covenant under Section 5.6, and the indemnification obligations under Article XI shall remain in full force and effect with respect to all shares previously issued to Purchaser, and (y) registration rights under Article VII shall survive solely with respect to shares previously issued to Purchaser, except that the Company may, by written notice, suspend or terminate registration rights to the extent the Purchaser Event of Default arises under Section 5.7(b)(iii), (iv), (v), (vii), or (viii).

ARTICLE VI. CONDITIONS TO CLOSING

The obligations of each party to consummate the transactions contemplated by this Agreement are subject to satisfaction (or written waiver by both parties) of each of the following conditions on or before the Closing Date:

Section 6.1 Share Authorization. ZSQR's authorized share count shall be sufficient to cover the maximum shares issuable under the full $50,000,000 Commitment at the Floor Price, calculated as 10,000,000 shares, and the Company shall have reserved that number of shares for issuance hereunder prior to Closing; provided that the Company’s actual issuance obligation hereunder is subject to the Exchange Cap set forth in Section 2.10 until shareholder approval has been obtained in accordance therewith. The share reserve shall include additional authorized shares sufficient to cover the issuance of Commitment Fee Shares at each of the first five draws, as contemplated by Section 3.1

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Section 6.2 Representations True and Correct. All representations and warranties of the Company in Article IX shall be true and correct in all material respects as of the Closing Date.

Section 6.3 No Adverse Action. No SEC stop order with respect to any ZSQR securities shall be pending, and no written notice of delisting from Nasdaq shall have been received by the Company.

Section 6.4 Legal Opinion. Company counsel shall have delivered a written opinion, in form and substance reasonably acceptable to Purchaser, confirming that the issuance of shares under this Agreement is exempt from registration under the Securities Act pursuant to Section 4(a)(2) and Regulation D.

Section 6.5 Board Authorization. The Board of Directors of the Company shall have adopted the Standing Authorization by unanimous written consent or board resolution, in form and substance reasonably acceptable to Purchaser.

ARTICLE VII. REGISTRATION RIGHTS

The registration rights set forth in this Article VII shall be memorialized in a standalone Registration Rights Agreement (Exhibit A), executed simultaneously with this Agreement and surviving any termination hereof.

Section 7.1 Demand Registration. Beginning on the 9-month anniversary of the Closing Date, Purchaser may demand registration of all shares of ZSQR common stock received under this Agreement by delivering written notice to the Company.

Section 7.2 Filing Deadline. Within 30 days of receipt of a demand notice under Section 7.1, the Company shall file with the SEC a registration statement on Form S-1 or Form S-3, as applicable, covering the resale of all shares held by Purchaser.

Section 7.3 Effectiveness Deadline. The Company shall use commercially reasonable efforts to cause the registration statement to be declared effective within 90 days of filing, or within 120 days if the registration statement is subject to full SEC review.

Section 7.4 Liquidated Damages. If the Company fails to file the registration statement by the 30-day deadline set forth in Section 7.2, the Company shall pay Purchaser liquidated damages equal to 1% of the aggregate market value of Purchaser's then-held shares per month (or pro rata portion thereof) for each month of filing delay, payable in cash. If the Company has timely filed but fails to use commercially reasonable efforts to obtain effectiveness by the applicable deadline under Section 7.3, Purchaser's sole remedy shall be to seek specific performance of the Company's Section 7.3 obligations; no liquidated damages shall accrue solely by reason of an effectiveness delay where the Company has used and continues to use commercially reasonable efforts to obtain effectiveness. Notwithstanding the foregoing, no liquidated damages shall accrue or be payable to the extent any delay in filing or effectiveness is attributable to any SEC Restriction or Follow-On Registration mechanic addressed in Section 7.7, or to any failure or delay by Purchaser to provide information reasonably required by the Company or the SEC staff.

Section 7.5 Piggyback Rights. For the 3-year period following the Closing Date, Purchaser shall have the right to include its shares in any Company-initiated registered offering, subject to customary underwriter and SEC cutback.

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Section 7.6 Maintenance. The Company shall maintain the effectiveness of any registration statement filed pursuant to this Article VII for 3 years following the date of effectiveness, or until all registered shares have been sold, whichever is earlier.

Section 7.7 Cutback Acknowledged. The parties acknowledge that the SEC staff may, in connection with its review of any registration statement filed under this Article VII, require the Company to reduce the number of shares of ZSQR common stock included in such registration statement, including without limitation pursuant to (i) Rule 415 of the Securities Act and the SEC staff's interpretation thereof (including SEC Compliance & Disclosure Interpretations 612.09 and 612.12 and any successor or analogous guidance), (ii) General Instruction I.B.6 of Form S-3 (the "baby shelf" limitations) to the extent the Company is then subject to it, or (iii) any other rule, regulation, comment, or interpretation of the SEC staff that limits the number of shares that may be registered for resale on behalf of Purchaser at any one time (collectively, the "SEC Restrictions"). The Company makes no representation or warranty that all Registrable Shares will be eligible for inclusion in a single registration statement.

(b) Company Obligations on Cutback. If any SEC Restriction requires that the number of shares included in a registration statement filed under this Article VII be reduced, then the Company shall (i) include in such registration statement the maximum number of shares permissible under the applicable SEC Restriction, (ii) use commercially reasonable efforts to advocate, in good faith and through appropriate channels with the SEC staff, for the inclusion of the largest number of Purchaser's shares reasonably supportable, and (iii) file one or more additional registration statements (each, a "Follow-On Registration Statement") covering the resale of any shares that were excluded as soon as the Company is permitted to do so under applicable SEC guidance, including, where applicable, six months after the effective date of the prior registration statement or as soon as additional capacity is available under General Instruction I.B.6 of Form S-3 or any successor provision. Each Follow-On Registration Statement shall be subject to the same filing deadline mechanic set forth in Section 7.2, with the 30-day filing period commencing on the earliest date on which such Follow-On Registration Statement may permissibly be filed under applicable SEC guidance.

(c) No Liquidated Damages for SEC Cutback. Notwithstanding any other provision of this Agreement, no liquidated damages, monetary penalty, or other monetary remedy shall accrue or be payable by the Company under Section 7.4 or otherwise with respect to (i) any shares that are excluded from a registration statement filed under this Article VII as a result of any SEC Restriction, (ii) any delay in the registration of such excluded shares to the extent attributable to the SEC Restriction or the timing limitations applicable to Follow-On Registration Statements, or (iii) any reduction by the SEC staff in the number of shares that may be included in any Follow-On Registration Statement. For the avoidance of doubt, the Company's compliance with this Section 7.7 shall be deemed to constitute commercially reasonable efforts for purposes of Section 7.3.

(d) Cooperation. Purchaser shall reasonably cooperate with the Company in responding to any SEC staff comments concerning Rule 415, statutory underwriter status, baby shelf limitations, or related matters, including by providing such information regarding Purchaser, its affiliates, and its acquisition and intended disposition of shares as the Company or the SEC staff may reasonably request. Failure or unreasonable delay by Purchaser to provide such information within 5 business days of written request shall extend the applicable filing and effectiveness deadlines under Sections 7.2 and 7.3 on a day-for-day basis and shall not give rise to any liquidated damages under Section 7.4.

(e) Reduction Allocation. If shares are required to be excluded from a registration statement filed under this Article VII pursuant to any SEC Restriction, and Purchaser then holds registrable shares together with other selling shareholders whose shares are also being registered under the same registration statement, the reduction shall be applied pro rata among all such selling shareholders based on the number of shares each holds, unless otherwise required by the SEC staff.

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ARTICLE VIII. TRANSACTION DOCUMENT PACKAGE

The following documents shall be executed and delivered simultaneously at Closing, each being a required deliverable. The Continental Standing Instruction Letter (Exhibit B) is operationally critical — without it, each draw would require a fresh instruction letter, officer signatures, and potentially a new legal opinion from Company counsel.

Section 8.1 Committed Equity Forward Purchase Agreement. This Agreement is the primary operative instrument governing draw mechanics, protective covenants, events of default, and general provisions.

Section 8.2 Registration Rights Agreement (Exhibit A). A standalone agreement governing the 9-month demand registration right, S-1/S-3 filing obligations, liquidated damages, piggyback rights, and the 3-year maintenance covenant.

Section 8.3 Continental Standing Instruction Letter (Exhibit B). An operational letter pre-authorizing Continental Stock Transfer & Trust Company to issue shares upon receipt of conforming draw notices, without requiring any new instruction, signature, or opinion per draw.

ARTICLE IX. REPRESENTATIONS AND WARRANTIES

Section 9.1 Company Representations and Warranties. The Company represents and warrants to Purchaser, as of the Closing Date and as of each draw closing, that: (a) the Company is duly organized, validly existing, and in good standing under Delaware law; (b) this Agreement has been duly authorized, executed, and delivered by the Company and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and equitable principles; (c) the shares issuable hereunder have been duly authorized and, when issued and paid for in accordance with this Agreement, will be validly issued, fully paid, and non-assessable; (d) no consents or approvals not yet obtained are required for the execution, delivery, or performance of this Agreement; (e) no pending or, to the Company's knowledge, threatened legal proceeding would materially impair the Company's ability to perform; and (f) the Company's authorized share count is sufficient to cover the maximum shares issuable under the full Commitment.

Section 9.2 Purchaser Representations and Warranties. Purchaser represents and warrants to the Company, as of the Closing Date and as of each draw closing, that: (a) Purchaser is an "accredited investor" under Rule 501(a); (b) Purchaser is acquiring shares for its own account, for investment, and not with a view to distribution; (c) Purchaser has sufficient knowledge and experience to evaluate the merits and risks of this investment; (d) Purchaser understands that the shares are restricted securities subject to a 9-month contractual lockup from each issuance date; and (e) Purchaser will not take any action that would constitute a "distribution" of the shares under the Securities Act.

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ARTICLE X. TERMINATION

Section 10.1 Company Termination Right. The Company may terminate this Agreement at any time upon 30 days' prior written notice to Purchaser, provided that no draw notice is then outstanding or in a Pricing Period. No termination fee or penalty is owed by the Company upon termination under this Section 10.1. In addition, if after the 12-month anniversary of the Closing Date ZSQR common stock has traded above $15.00 per share for any 20 consecutive trading days, the Company may terminate this Agreement immediately upon written notice, with no fee and no further obligation.

Section 10.2 Purchaser Termination Right. Purchaser may terminate this Agreement upon the occurrence and continuance of an Event of Default that has not been cured within 10 business days of written notice from Purchaser. Purchaser may also terminate following 3 consecutive Floor-Cancelled Draws in accordance with Article III-B. Upon any termination under this Section 10.2, all previously issued shares and their lockup periods remain in full force.

Section 10.3 Forced Termination Trigger. This Agreement shall automatically terminate, without further action by either party, if ZSQR common stock trades above $24.00 per share for 30 consecutive trading days (the "Forced Termination Trigger"). Upon activation: (i) no further draw notices may be submitted; (ii) any draw notice properly submitted before the trigger date shall be settled per its terms; (iii) all previously issued shares remain subject to their applicable lockup periods; and (iv) registration rights under Article VII survive in full. The Forced Termination Trigger reflects the parties' mutual understanding that sustained trading above $24.00 gives the Company access to more favorable capital formation alternatives, making this facility economically unnecessary.

Section 10.4 Survival. Registration rights (Article VII), contractual lockup obligations (Article IV), representations and warranties (Article IX), and indemnification obligations (Article XI) survive any termination of this Agreement in accordance with their respective terms.

ARTICLE XI. INDEMNIFICATION

Section 11.1 Company Indemnification. The Company shall indemnify, defend, and hold harmless Purchaser and its directors, officers, partners, members, employees, agents, affiliates, successors, and assigns (each a "Purchaser Indemnified Party") from and against all Losses arising out of or relating to: (a) any material misstatement or omission in any registration statement, prospectus, or supplement filed in connection with shares issued hereunder; (b) any breach of the Company's representations, warranties, covenants, or agreements in this Agreement; (c) any violation by the Company of the Securities Act, the Exchange Act, or other applicable securities law in connection with the transactions contemplated hereby; (d) any claim by a governmental authority arising from an alleged securities law violation in connection with the offer, sale, or registration of shares hereunder; or (e) any third party claim arising from the Company's failure to timely file or maintain any registration statement required under Article VII. The foregoing indemnification does not apply to Losses arising from (i) information furnished in writing by Purchaser for use in any registration statement, (ii) Purchaser's own misstatements or omissions, or (iii) Purchaser's gross negligence or willful misconduct.

Section 11.2 Purchaser Indemnification. Purchaser shall indemnify, defend, and hold harmless the Company and its directors, officers, employees, agents, affiliates, successors, and assigns from and against all Losses arising out of or relating to: (a) any material misstatement or omission in information furnished in writing by Purchaser for use in any registration statement or prospectus; (b) any breach of Purchaser's representations, warranties, covenants, or agreements in this Agreement; or (c) any violation by Purchaser of applicable securities laws in connection with the resale of shares following expiration of the applicable 9-month lockup.

Section 11.3 Indemnification Procedure. The party seeking indemnification (the "Indemnified Party") shall: (a) promptly notify the indemnifying party (the "Indemnifying Party") in writing of any claim or proceeding; (b) grant the Indemnifying Party the right to assume sole control of the defense, including selection of counsel, at the Indemnifying Party's expense; and (c) cooperate reasonably in the defense. Failure to provide prompt notice shall not relieve the Indemnifying Party of its obligations except to the extent it is materially prejudiced by the delay. The Indemnified Party may participate in the defense at its own expense. The Indemnifying Party shall not settle any claim without the Indemnified Party's prior written consent, not to be unreasonably withheld, unless the settlement (i) fully releases the Indemnified Party, (ii) imposes no obligations on the Indemnified Party, and (iii) includes no admission of wrongdoing by the Indemnified Party.

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Section 11.4 Contribution. If indemnification under this Article XI is unavailable or insufficient, the Indemnifying Party shall contribute to the Losses in a proportion reflecting the relative fault of each party, together with any other relevant equitable considerations. In no event shall Purchaser's aggregate contribution exceed the net proceeds received by Purchaser from sales of shares received hereunder.

Section 11.5 Survival. The obligations in this Article XI survive termination of this Agreement for 5 years and survive any transfer of shares issued hereunder. The rights provided in this Article XI are cumulative and supplement any other rights or remedies available at law or in equity.

ARTICLE XII. GENERAL PROVISIONS

Section 12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any conflicts of law rule that would require application of the law of any other jurisdiction.

Section 12.2 Dispute Resolution; Jury Trial Waiver. Any dispute arising out of or relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware, or — if the Court of Chancery lacks subject matter jurisdiction — in the Superior Court of Delaware (Complex Commercial Litigation Division), or, if no Delaware state court has jurisdiction, in the United States District Court for the District of Delaware. Each party irrevocably submits to the exclusive personal jurisdiction and venue of those courts, waives any objection to venue, and waives any inconvenient forum claim. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each party acknowledges that this jury trial waiver is knowing and voluntary.

Section 12.3 Amendments. No amendment, modification, or supplement to this Agreement shall be valid unless made in a written instrument signed by authorized representatives of both parties.

Section 12.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered by email (with confirmation of receipt) or by overnight courier to the addresses on the signature page. Notice is effective upon confirmed delivery.

Section 12.5 Counterparts; Electronic Signatures. This Agreement may be signed in counterparts, each of which shall be an original, and all of which together shall form a single agreement. PDF, DocuSign, and other electronic signatures are deemed original signatures for all purposes.

Section 12.6 Entire Agreement. This Agreement, together with Exhibits A and B, is the entire agreement between the parties regarding its subject matter and supersedes all prior negotiations, term sheets, letters of intent, and understandings, whether oral or written.

Section 12.7 Severability. If any provision of this Agreement is held invalid or unenforceable, that provision shall be modified to the minimum extent necessary to make it valid and enforceable, and the remaining provisions shall continue in full force.

Section 12.8 No Waiver. No failure or delay in exercising any right, power, or remedy shall operate as a waiver thereof. No partial exercise of any right, power, or remedy shall preclude further exercise of that or any other right, power, or remedy.

Section 12.9 Further Assurances. Each party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary or appropriate to carry out the purposes of this Agreement and to consummate the transactions contemplated hereby.

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ARTICLE XIII. TAX CHARACTERIZATION AND WITHHOLDING

Section 13.1 Intended Tax Characterization. The parties intend that each draw under this Agreement shall constitute, for U.S. federal income tax purposes, a separate, independent forward purchase contract (each, an "Independent Forward Purchase"), entered into and settled on a transaction by transaction basis. This Agreement as a whole shall not be characterized as: (a) a single composite forward, prepaid variable forward, or notional principal contract within the meaning of Treasury Regulations Section 1.446-3; (b) an option or series of options under Section 1234 of the Code; (c) an "open transaction" deferring gain or loss until settlement of the full facility; or (d) a constructive sale under Section 1259 of the Code. Each Independent Forward Purchase shall give rise to a separate capital asset acquisition as of the applicable T+1 settlement date, with a basis equal to the purchase price paid on that date and a holding period commencing the following day. The parties shall file all tax returns, and take all reporting positions, consistent with this characterization, and neither party shall take any inconsistent position in any audit or proceeding without first providing the other party at least 15 business days' prior written notice.

Section 13.2 Structural Features. The following structural features support treatment of each draw as an Independent Forward Purchase: (a) each draw is initiated by a separate notice specifying a discrete dollar amount; (b) the purchase price is determined by a distinct 5-day Pricing Period unique to each draw, with no price linkage across draws; (c) settlement is T+1 and draw specific, via DVP through Continental; (d) the 14-day minimum spacing between draw notices reinforces the non-continuous, independent nature of each transaction; (e) the 9-month lockup attaches separately to each tranche from its own issuance date; and (f) each draw may be cancelled, waived, or adjusted independently. The $50,000,000 Commitment is a maximum funding capacity, not a single binding purchase obligation.

Section 13.3 Non-U.S. Purchaser; Withholding. Purchaser represents and warrants that it is not a U.S. person within the meaning of Section 7701(a)(30) of the Code. Prior to the first draw closing, and thereafter upon reasonable request or as required by a change in law or circumstance, Purchaser shall deliver to the Company a valid, complete IRS Form W-8BEN-E. The Company shall have no obligation to withhold U.S. federal income tax under Sections 1441 or 1442 with respect to share issuances hereunder, provided that (a) a valid Form W-8BEN-E has been timely delivered, (b) shares are issued in exchange for cash at the Purchase Price, and (c) the transaction qualifies as an Independent Forward Purchase. If the Company determines on the advice of outside tax counsel that any payment is subject to Chapter 3 or Chapter 4 (FATCA) withholding, the Company shall (i) give Purchaser at least 5 business days' prior written notice of its intended withholding position, (ii) allow Purchaser a reasonable opportunity to provide documentation supporting an exemption or reduction, and (iii) withhold only to the extent required by law after accounting for any such documentation. The Company shall promptly provide evidence of any tax withheld.

Section 13.4 Capital Gains; Holding Period. Any gain or loss realized by Purchaser upon disposition of shares received hereunder shall be capital gain or loss, with each tranche's holding period commencing the day after the applicable draw settlement date. Because Purchaser is a non-U.S. person, such gain shall generally not be subject to U.S. federal income tax under Sections 871(a) or 881, provided that (i) ZSQR is not a USRPHC at the time of disposition and (ii) Purchaser is not present in the United States for 183 or more days in the taxable year of disposition. The Company represents and warrants that ZSQR is not a USRPHC as of the date hereof and shall notify Purchaser within 5 business days if the Company has reason to believe ZSQR has become, or is likely to become, a USRPHC during the Commitment Period.

Section 13.5 No Tax Advice. The parties acknowledge that (a) neither party has provided tax advice to the other in connection with this Agreement, (b) each party has had the opportunity to consult its own independent tax advisors, and (c) the characterization provisions in this Article XIII reflect the parties' good faith understanding of the structure and do not constitute a tax opinion or guarantee of any particular tax treatment. Each party is solely responsible for its own tax compliance and reporting.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Committed Equity Forward Purchase Agreement as of the date first written above.

COMPANY:

Z Squared, Inc., a Delaware corporation

By: /s/ David Halabu

Name: David Halabu

Title: Chief Executive Officer

Date:

PURCHASER:

LucentHash / Data Part Capital, a trading name of Translucent Matter Inc.

By: /s/ Cristina Roscina

Name: Cristina Roscina

Title: Director

Date:

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